SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 29, 2003

Date of Filing: May 2, 2003

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29889	94-3248524
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

1180 Veterans Blvd., South San Francisco, CA 94080

 (Address of principal executive offices and zip code)

(650) 624-1100

Registrant’s telephone number, including area code:

Item 5.    Other Events

On April 29, 2003, Rigel Pharmaceuticals, Inc., or Rigel, entered into a definitive agreement for the sale of $46 million of newly issued shares of common stock and warrants to purchase common stock in a private placement led by MPM Capital, L.P. that includes Frazier & Co., Alta Partners and HBM BioVentures.  Under the terms of the agreement, Rigel has agreed to issue to the investors 71,874,999 shares of common stock at a price of $0.64 per share and warrants to purchase an additional 14,374,997 shares of common stock at an exercise price of $0.64 per share. As a result of their combined approximate 70% ownership (without giving effect to the exercise of the warrants and assuming 46,372,096 shares outstanding on April 29, 2003), the investors would have control over Rigel following the closing of the transactions contemplated by the purchase agreement.  The Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) is attached hereto as Exhibit 10.1.

The closing of the private placement is subject to a number of conditions, including, but not limited to, the approval by Rigel’s stockholders, appointment to Rigel’s board of directors of two investor designees, adoption of an amended and restated certificate of incorporation in order to effect a reverse stock split, there not having occurred a material adverse change prior to the closing and other customary closing conditions. If Rigel is unsuccessful in consummating the transactions contemplated by the Purchase Agreement, it would be forced to consider other strategic options.

Rigel intends to hold an annual meeting of its stockholders in order to approve the transactions contemplated by the Purchase Agreement, the reverse stock split, other matters regarding amendments to Rigel’s stock option plans and other annual meeting matters.  Rigel intends to obtain stockholder approval and close the private placement by June 30, 2003.  Rigel intends to mail to all stockholders a proxy statement that will contain important information regarding the terms of the private placement as well as other matters.  Rigel stockholders are advised to review the proxy statement for further information regarding the participants of the solicitation (including their direct or indirect interests, if any).  When available, copies of the proxy statement, and other relevant documents, will be available for free at the Securities and Exchange Commission's web site and Rigel's web site at www.rigel.com.

In connection with the Purchase Agreement, stockholders who beneficially own approximately 25% of Rigel’s outstanding common stock have entered into voting agreements pursuant to which they have each agreed to vote all of their shares of Rigel common stock in favor of the private placement and the other matters intended to be effected in connection with the private placement.  A form of the voting agreement is attached hereto as Exhibit 10.2.

The preceding description of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the terms of the Purchase Agreement filed as an exhibit hereto and incorporated by reference herein.

On April 30, 2003, Rigel issued a press release with respect to the private placement.  A copy of the press release is attached hereto as Exhibit 99.1.

Each of this Current Report on Form 8-K and the press release contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on assumptions of which Rigel, as of the date of this Current Report, believe to be reasonable and appropriate.  Rigel cautions, however, that actual facts and conditions may exist in the future that could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.  These facts and conditions include, but are not limited to, that the private placement will not close on the anticipated closing date, or will not close at all, if the stockholders do not approve the private placement and the other matters requiring their approval or if Rigel fails to satisfy any other closing condition.

Rigel does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Item 7.   Financial Statements and Exhibits

(c)  Exhibits

Exhibit Number	Description

10.1	Common Stock and Warrant Purchase Agreement, dated as of April 29, 2003, by and among Rigel Pharmaceuticals, Inc. and the Investors named therein.

10.2	Form of Warrant

10.3	Form of Second Investor Rights Agreement

10.4	Form of Voting Agreement.

99.1	Press release entitled “Rigel Signs Definitive Agreement for $46 Million Financing to Support Clinical Product Candidates,” dated April 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rigel Pharmaceuticals, Inc.

Dated: May 1, 2003
	By:	/s/ James H. Welch
James H. Welch
Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Common Stock and Warrant Purchase Agreement, dated as of April 29, 2003, by and among Rigel Pharmaceuticals, Inc. and the Investors named therein.

10.2	Form of Warrant

10.3	Form of Second Investor Rights Agreement

10.4	Form of Voting Agreement.

99.1	Press release entitled “Rigel Signs Definitive Agreement for $46 Million Financing to Support Clinical Product Candidates,” dated April 30, 2003.